Exhibit 99.1

Contact:	Charles Lambert Finance Director Medical Properties Trust (205) 397-8897 clambert@medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST ANNOUNCES PRIVATE OFFERING OF
$450 MILLION OF SENIOR NOTES BY ITS OPERATING PARTNERSHIP AND MPT FINANCE CORPORATION
     BIRMINGHAM, Ala. — April 12, 2011 — Medical Properties Trust, Inc. (the “Company”) (NYSE: MPW) announced today that its operating partnership, MPT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and MPT Finance Corporation, a Delaware corporation and wholly owned subsidiary of the Operating Partnership (“MPT Finance,” and together with the Operating Partnership, the “Issuers”), are offering $450 million aggregate principal amount of senior notes due 2021 (the “Notes”) to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes will be senior unsecured obligations of the Issuers, guaranteed by the Company and by certain subsidiaries of the Operating Partnership (the “Guarantors”). Contemporaneously with the closing of the offering of the Notes, the Operating Partnership intends to terminate its $150.0 million term loan and enter into an amendment to its existing credit agreement, which will govern an unsecured revolving credit facility that is expected to provide for at least $250.0 million of commitments with availability of up to $225.8 million after giving effect to borrowing base capacity and outstanding letters of credit at closing (the “New Unsecured Credit Facility”). The New Unsecured Credit Facility will be guaranteed by the Guarantors. The consummation of the offering of the Notes and the entry into the amendment to the existing credit agreement are conditioned upon each other.
     The Operating Partnership intends to use the net proceeds from the issuance (i) to repay and terminate its $150.0 million term loan, (ii) repay borrowings outstanding under the revolving credit facility portion of its existing credit facility, (iii) to repay and terminate the $9.0 million term loan facility collateralized by the Company’s rehabilitation hospital in Wichita, Kansas, (iv) to pay transaction fees and costs incurred in connection with the offering of the Notes, repayment and termination of the $150.0 million term loan and $9.0 million collateralized term loan facility and entry into an amendment to its existing credit agreement and (v) for general business purposes, which may include investment opportunities and debt reduction.

     This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes. The Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and the applicable securities laws of any other jurisdiction.
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The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the Operating Partnership’s ability to consummate the offering, the use of the proceeds therefrom as described and the Operating Partnership’s ability to enter into an amendment to the existing credit agreement. For further discussion of the facts that could affect outcomes, please refer to the “A Warning About Forward Looking Statements” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and as further updated by the Company’s other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.